Exhibit 99.1

         Gastar Exploration Updates PEL 238 Drilling Program
                      New South Wales, Australia

    HOUSTON--(BUSINESS WIRE)--Sept. 29, 2006--Gastar Exploration Ltd. (AMEX:GST)(TSX:YGA) is pleased to provide an operational update on recent drilling and completion activities on its PEL 238 property located in New South Wales, Australia.

    PEL 238 DRILLING PROGRAM

    Gastar, along with Eastern Star Gas Limited (ASX:ESG), the operator of the PEL 238 Gunnedah Basin Coal Seam Gas Joint Venture, has recently completed the drilling and fracture stimulation of a nine-well program within the Bohena Project Area. The drilling and completion program was completed as scheduled and within budget. Gastar owns a 35% working interest in the Coal Seam Gas Joint Venture with Eastern Star gas owning the remainder of the venture pending approval of their merger with Hillgrove Resources, Inc.

    The project is located in Petroleum Exploration License 238 between Narrabri and Gunnedah in New South Wales covering 9,100 square kilometers (2 million gross acres) of the Gunnedah Basin. The Bohena Project Area covers 265 square kilometers within PEL 238. The coal seams within PEL 238 that have coal seam gas potential are the Late Permian Black Jack Formation and the Early Permian Maules Creek Formation.

    Eight coal seam methane wells were drilled in close proximity to a previous well, the Bibbliwindi #1 well, to form a 40 acre spaced "nine-spot" production pilot. The purpose of the drilling program is to accelerate dewatering of the Bohena coal seam, contained within the Maules Creek coal measures, and to demonstrate sustainable commercial gas production rates in a shorter period of time than would be possible for isolated wells (as has been the case for previous production tests) or for wells drilled on wider spacing. Each of the nine wells was fracture stimulated with each of the fracture stimulations successful in placing either the planned or a greater than planned volume of sand within the targeted coal seam. As a part of the fracture stimulation program and subsequent testing, average permeability in the targeted Bohena seam for the eight new production wells was measured at 30 millidarcies (md) and ranged as high as 100 md. Previous testing confirmed that the Bohena Seam has high gas contents averaging greater than 450 Mcf per standard cubic foot.

    A ninth pressure monitoring well was drilled at approximately 160-acre spacing from the production pilot to determine the extent of in-seam permeability communication. If the pressure monitoring well demonstrates pressure communication over this larger spacing, it will increase the area over which reserves can be attributed and provide information that is expected to allow future development on 160-acre or greater spacing.

    Once all wells have been cleaned up through flow back they will be equipped with pumps, and sequentially placed on production test. The wells will then commence the de-watering process which is expected to lead to natural gas production resulting in the possible recognition, during 2007, of proven and probable reserves by an independent third party reservoir engineering firm.

    Successful gas reserves recognition should enable the CSG Joint Venture to proceed to development of the coal seam gas field and commit to gas sales contracts. Gas market opportunities continue to grow with numerous third parties showing strong interest in gas purchase, pipeline construction and gas transport from the Narrabri area to regional and national markets, in addition to use for local and regional gas fired electricity generation.

    On satisfactory completion of the production tests, and subject to the agreement of Gastar and Eastern Star Gas on pricing and gas gathering expenditures, production from the wells within the Bohena Project Area will be connected to the Wilga Park Power Station to allow the sale of natural gas for electricity generation.

    Gastar Exploration, Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining low-risk CBM development with select higher risk, deep natural gas exploration prospects. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 4 million acres controlled by Gastar and its Joint Development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria respectively. The Company owns and controls development acreage in the Deep Bossier Sand gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin.

    Safe Harbor Statement and Disclaimer

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com